EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 5, 2007
Net Loss for the First Quarter 2008 Decreased to $.33 per Share
Overview:
•	Net loss declines to $3.5 million

•	Gross profit margin increases by more than 100%

•	SG&A declines to 9.7% of net sales

•	Income tax benefit from net loss limited to $0.45 million

•	Inventories decrease by 14.3%

•	Progress made on refinancing efforts
Elgin, IL, November 5, 2007 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
today announced operating results for its first quarter of fiscal 2008. Net loss for the current quarter was approximately $3.5 million, or $.33 per share diluted, compared to a net loss of approximately $4.8 million, or $.46 per share diluted, for the first quarter of fiscal 2007.
First quarter net sales declined by approximately $1.0 million, or 0.7%, to approximately $132.8 million in the current quarter from net sales of approximately $133.8 million for the first quarter of fiscal 2007. Total pounds shipped to customers in the current quarter decreased by 6.3% in comparison to total pounds shipped to customers in the first quarter of fiscal 2007. The decline in net sales and pounds shipped to customers resulted from significant declines in the industrial and export distribution channels primarily due to decreased almond and walnut sales. Almond sales declined in these channels because the Company now purchases all of its almonds from other almond handlers who are the primary suppliers of almonds in these channels. The decline in walnut sales was due to tight supplies of walnuts throughout the industry. Sales in these channels also declined as a result of the decision to delay sales offerings of pecans, almonds and walnuts until the costs of these commodities can be better ascertained. Net sales increased by 6.5% in the consumer channel and by 11.5% in the food service channel, and the increases in net sales in these channels were driven by a combination of increases in volume and prices. Net sales in the contract manufacturing channel declined by 1.2%.

The gross profit margin, as a percentage of net sales, increased from 4.3% for the first quarter of fiscal 2007 to 8.8% for the current quarter, and gross profit increased by $5.9. The improvement in gross profit margin came from significant increases in gross profit margins for sales of almonds, macadamia nuts, mixed nuts, walnuts and cashews. Gross profit margins improved in all distribution channels when compared to the gross profit margins for those channels in the first quarter of fiscal 2007.
The considerable improvement in gross profit in the current quarter occurred in spite of the slight sales decrease and the negative impact of the following items that were related to the move of the Chicago area facilities:
•	$3.1 million increase in unfavorable labor and efficiency variances over first quarter of fiscal 2007, which was primarily related to the shut down and start up costs for production lines that were moved from the existing facilities and installed in the new Elgin facility during the quarter;

•	$1.4 million in estimated redundant manufacturing expenses as production activities occurred at the existing Chicago area facilities while the manufacturing spending in the new Elgin facility reflected increased production levels during the quarter; and

•	$1.5 million in external contractor charges that were related to the acceleration of the equipment move from the existing Chicago area facilities to the new Elgin facility.
Total operating expenses for the current quarter increased to 9.7% of net sales from 8.7% for the first quarter of fiscal 2007 primarily because the operating expenses for the first quarter of fiscal 2007 benefited from the gain related to real estate sales. Separately, total selling and administrative expenses for the current quarter decreased from 11.0% of net sales in last year’s first quarter to 9.7% of net sales. The decline in total selling and administrative expenses was driven mainly by a $1.5 million decrease in freight out expense due to lower fuel costs, a shift to customer pick ups and improved consolidation of multiple less than truck load orders into full truckload shipments. Total selling and administrative expenses in the current quarter included $0.7 million in consulting fees related to the Company’s profitability enhancement initiative and to the design and implementation of a new incentive compensation plan..
Interest expense increased to $2.7 million for the first quarter of fiscal 2008 from $1.7 million for the first quarter of fiscal 2007 as a result of higher short term debt levels, higher interest rates for the short-term and long-term debt facilities and $0.6 million of interest capitalized during the first quarter of fiscal 2007.
The income tax benefit of $0.45 million for the first quarter of fiscal 2008 is only 11.3% of the pre-tax loss. The available tax benefit was limited to the net deferred tax liability that existed at the beginning of the quarter. The Company will reflect additional tax benefits to offset tax expense if income is realized in the future.
Total inventories on hand at the end of the first quarter of fiscal 2008 decreased by $20.4 million, or 14.3%, in comparison to inventories on hand at the end of the first quarter of fiscal 2007. Pounds of raw nut input stocks also declined by 16.7% or 9.6 million pounds. The decline in the quantity of raw nut input stocks was led by declines in the inventories of peanuts, almonds and pecans. The average cost per pound of raw nut input stocks decreased by approximately 13.6% as a result of a change in product mix and lower acquisition costs for almonds, cashews and macadamias. The value of finished goods inventory was relatively unchanged from the first quarter of fiscal 2007.
The Company was not in compliance with the working capital covenant in its Bank Credit Facility and Note Agreement at the end of each month in the first quarter of fiscal 2008. In addition, the Company was not in compliance with the earnings before interest, taxes, depreciation and amortization (EBITDA) covenant in the Company’s Note Agreement as of the end of the first quarter of fiscal 2008. The Company received waivers from both lenders for all of the non-compliances with these covenants during the quarter. The Company is uncertain as to whether it will be in compliance with the EBITDA covenant and does not expect to be in compliance with the working capital covenant for the remainder of fiscal 2008. As a result of this uncertainty, the Company has signed a commitment letter for a new short-term credit facility and applied for a mortgage from a lender for a new long-term credit facility. The Company expects that both credit facilities should close and fund by early December, subject to the completion of due diligence and approval of final loan agreements by the Company’s board of directors and the new lenders. Because both credit facilities will be asset based, they are expected to contain minimal financial covenants with which the Company currently expects to be able to comply. It is anticipated that the refinancing expenses in the second quarter, which include prepayment penalties associated with the existing credit facilities, should be approximately $4 million.
“Our gross profit margins improved as a result of our various profitability enhancement efforts, which resulted in improved alignment of our commodity costs with our prices,” stated Jeffery Sanfilippo, Chief Executive Officer. “This especially has been the case with almonds, which resulted from our discontinuance of our almond handling operation. Our next step is to reduce low volume items that also contribute to manufacturing inefficiencies and to eliminate many of the remaining unprofitable items for which we cannot get price increases. Though we expect this to result in a decline in sales, we anticipate that it should lead to further improvement in our gross profit margin,” Mr. Sanfilippo noted. “The equipment move from the existing Chicago area facilities is nearing completion with five major lines remaining to be moved. During the first quarter, we moved and started up seventeen production lines, which resulted in a considerable amount of inefficiency in the new facility’s operations in addition to training costs for new production employees. We expect to incur additional inefficiency and training costs in the second quarter, but not to the extent that these costs were incurred in the first quarter,” Mr. Sanfilippo stated. “We have also taken a significant step in stabilizing our credit facilities when we signed a commitment letter for a new revolving credit facility and applied for a mortgage from a new long-term lender. If consummated, these new asset based credit facilities are expected to have minimal and attainable financial covenants, which should provide our Company with increased flexibility to accomplish our objectives and improve financial performance,” Mr. Sanfilippo concluded.
The statement of Jeffrey T. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company’s current expectations and involves risks and uncertainties. Consequently, the Company’s actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) if the Company sustains losses, the ability of the Company to continue as a going concern, (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv)

fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) sustained losses, which would, among other things, negatively impact the Company’s ability to comply with the financial covenants in its amended credit agreements; (ix) the ability of the Company to satisfy its customers’ supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health Security and Bioterrorism Preparedness and Response Act; (xii) the Company’s ability to do business in emerging markets; (xiii) the Company’s ability to properly measure and maintain its inventory; (xiv) the effect of the group that owns the majority of the Company’s voting securities; and (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Evon’s®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	(Unaudited)
	September 27,	September 28,
	2007	2006

Net sales	$132,808	$133,793
Cost of sales	121,164	128,070

Gross profit	11,644	5,723

Selling expenses	8,224	10,818
Administrative expenses	4,671	3,833
Gain related to real estate sales	—	(3,047)

Total operating expenses	12,895	11,604

(Loss) from operations	(1,251)	(5,881)

Other (expense):
Interest expense	(2,730)	(1,670)
Rental and miscellaneous (expense), net	(15)	(59)

	(2,745)	(1,729)

(Loss) before income taxes	(3,996)	(7,610)
Income tax (benefit)	(451)	(2,789)

Net (loss)	($3,545)	($4,821)

Basic and diluted (loss) per share	($0.33)	($0.46)

Weighted average shares outstanding
— basic and diluted	10,603,040	10,591,625

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 27,	June 28,	September 28,
	2007	2007	2006

ASSETS

CURRENT ASSETS:
Cash	$8,286	$2,359	$1,647
Accounts receivable, net	42,253	36,544	41,478
Inventories	121,996	134,159	142,362
Income taxes receivable	7,028	6,771	9,136
Deferred income taxes	1,799	2,140	3,340
Prepaid expenses and other current assets	2,632	1,150	2,293
Asset held for sale	5,569	5,569	—

	189,563	188,692	200,256

PROPERTIES, NET	171,675	171,595	162,318
OTHER ASSETS	7,698	7,563	19,587

	$368,936	$367,850	$382,161

	September 27,	June 28,	September 28,
	2007	2007	2006

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$65,283	$73,281	$43,582
Current maturities of long-term debt	55,014	54,970	61,819
Accounts payable	28,958	21,264	35,484
Book overdraft	8,779	5,015	12,251
Accrued expenses	20,660	18,800	18,398

	178,694	173,330	171,534

LONG-TERM LIABILITIES:
Long-term debt	19,767	19,783	19,828
Retirement plan	9,011	9,060	7,981
Deferred income taxes	1,799	2,606	6,668
Other	68	179	744

	30,645	31,628	35,221

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26	26
Common stock	81	81	81
Capital in excess of par value	100,488	100,335	99,937
Retained earnings	64,166	67,711	76,566
Accumulated other comprehensive loss	(3,960)	(4,057)	—
Treasury stock	(1,204)	(1,204)	(1,204)

	159,597	162,892	175,406

	$368,936	$367,850	$382,161